Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Provena Foods, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-23852) on Form S-8 of Provena Foods Inc. of our report dated February 6, 2004, except as to the second paragraph of Note 6, which is as of February 26, 2004, with respect to the balance sheet of Provena Foods Inc. as of December 31, 2003, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Provena Foods Inc.

/s/ KPMG LLP

Costa Mesa, California

April 15, 2005